Exhibit 10.44

AMENDMENT TO THE EMPLOYMENT CONTRACT DATED 09 JANUARY 2007

Between:

Skype Communication S.à.r.l., incorporated under the laws of Luxembourg, having its registered office in 22-24, boulevard Royal, L-2449 Luxembourg.

Hereafter called the Current Employer

And

Ms Laura Shesgreen, residing at residing at 41 Rue Marie Adelaide, Luxembourg

Hereafter called the Employee

And

Skype Technologies S.A., incorporated under the laws of Luxembourg, having its registered office 22-24, boulevard Royal, L-2449 Luxembourg.

Hereafter called the Future Employer

Whereas, an employment contract has been signed between the Current Employer and the Employee on 09 January 2007 (hereafter called the Employment Contract), with effectiveness as of 01 February 2007, it has been agreed by mutual consent of the parties to this addendum to replace the Current Employer by the Future Employer as of 01 December 2009 with regards to the implementation of the Employment Contract.

As of COB of 30 November 2009 the Current Employer is released from all the obligations set out in the Employment Contract which as of 01 December 2009 will be carried out by the Future Employer.

All other terms and conditions of the Employment Contract remain unchanged.

All additional documentations, signed between the Current Employer and the Employee within the scope of the Employment Contract, such as:

•	the Insider Trading Policy for employees in Luxembourg (signed on 09 January 2007), as well as

•	the Employee Proprietary Information and Inventions Agreement (signed on 09 January 2007 and referred to under Article 8 a) of the Employment Contract),

Laura Shesgreen

December 7th, 2009

remain applicable to the employment relationship between the Future Employer and the Employee.

Each party acknowledges having received its copy of this agreement and acknowledges understanding and speaking English.

Drawn up in triplicate (one original for each party) in Luxembourg, on 11 December 2009.

By:	/s/ PETER FOULDS	By:	/s/ LAURA SHESGREEN	By:	/s/ ANNE GILLESPIE
Name: Peter Foulds		Name: Laura Shesgreen		Name: Anne Gillespie
The Current Employer		the Employee		the Future Employer

read and approved

*	Signature to be preceded by the hand-written words “read and approved”.

Springboard Group S.à r.l.

65 Boulevard Grande-Duchesse Charlotte, L-1331

Luxembourg

December 7th, 2009

Laura Shesgreen

Re:	Equity Incentive Plan

Dear Laura:

Springboard Group S.à r.l. (“Group Sarl”) and its affiliates acquired on November 19, 2009 from eBay Inc. (the “Seller”) and its subsidiaries Skype Luxembourg Holdings S.à r.l. (the “Company”) and certain other direct and indirect subsidiaries of the Seller identified in the Agreement for the Sale and Purchase of the Entire Share Capital of the Company, Skype Inc. and Sonorit Holding AS, as made on 1 September 2009, as amended and restated on 14 September 2009 and as further amended on 19 October 2009, 21 October 2009 and 5 November 2009 (as it may be amended from time to time), among the Seller, two wholly-owned subsidiaries of the Seller and Group Sarl (the “Purchase Agreement”). The initial shareholders of the Group Sarl include, among others, Andreessen Horowitz Fund I, L.P., as nominee (“AH”), CPP Investment Board Private Holdings Inc. (“CPP”), Silver Lake Partners III Cayman (AIV III), L.P. (“Silver Lake AIV III”), Silver Lake Technology Investors III Cayman, L.P. (“Silver Lake Technology”), SLP Springboard Co-Invest, L.P. (together with Silver Lake AIV III and Silver Lake Technology, “Silver Lake”), Joltid Limited, a British Virgin Islands limited company (“Joltid Limited”, together with certain affiliates and non-affiliates receiving shares in Group Sarl, “Joltid”) (collectively, AH, CPP, Silver Lake and Joltid, the “New Equity Investors”) and eBay International AG (“eBay”).

Within a reasonable period of time after the Completion (as defined in the Purchase Agreement), we will grant you an equity-based award under an equity incentive program (the “EIP”). Specifically, you will be granted an award which will allow you to acquire 9,493 shares of Group Sarl, which represents 0.095% of the fully-diluted shares of Group Sarl at Completion (the “EIP Award”).1 Your EIP Award will vest 40% solely on the basis of passage of time and 60% based on the “multiple of money” return of the New Equity Investors as set forth in the Summary of Equity Incentive Program Terms attached as Exhibit A hereto (the “Summary”). Your EIP Awards will be subject to such other material terms as set forth in the Summary and on the terms and conditions of the EIP and the standard form of award agreement.

This letter shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws

[1]	The 9,493 shares represents 0.11% of the fully-diluted shares of Group Sarl at Completion if there had not been the Joltid settlement.

Laura Shesgreen

December 7th, 2009

provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. The existence, terms, and conditions of this letter are, and will be deemed to be, fully confidential and will not be disclosed by you to any other person or entity.

Sincerely,

[Name]
[Title]

Exhibit A

Summary of Equity Incentive Program Terms2

The following terms are used in this Exhibit A: new Equity Incentive Program (“EIP”), awards that are granted on or after the completion of the Purchase Agreement (“EIP Awards”) and any securities which are acquired upon exercise of EIP Awards (“EIP Securities”).

EIP:
Exercise Price

For both time vested and performance vested awards, the blended average cost per share of the New Equity Investors[3]

Payment of the exercise price (and any applicable withholding) may be satisfied through net-physical settlement, but only to the extent that exercise through net-physical settlement is permitted by, and will not result in any default under, any agreement to which the company or its affiliates is a party and that the company and its affiliates have sufficient liquidity

Vesting of Time Vested Awards

Time vested awards will vest 20% on the first anniversary of the date of grant and in equal installments on a monthly basis thereafter, such that the award will be fully vested five years after the date of grant

Upon a change of control (as defined in the shareholders agreement), the time vested awards will continue to vest in accordance with the above schedule except that a minimum of two-thirds of the unvested portion of the award at the time of a change of control will be vested on the 1st anniversary of the change of control and all of the unvested portion of the award at the time of a change of control will be vested on the 2nd anniversary of the change of control

Upon a termination without cause or a resignation for good reason,[4] death or disability during the two year period

[2]	This Exhibit A is intended only as a summary. The EIP Awards and the EIP Securities will be subject to such other terms and conditions as are customary and not inconsistent with the terms of this Exhibit A.
[3]	Subject to confirmation by an independent third-party valuation firm that this amount represents the fair market value of a share at completion. For this purpose, Joltid will be deemed to have a cost basis in its shares equal to the cash it invests plus an additional amount equal to the amount it would have cost to purchase 10.5% of the shares of the company.
[4]	Cause will be defined in the EIP generally to mean a termination of employment on account of: (i) an employee’s failure to substantially perform his or her duties (other than as a result of physical or mental illness or injury); (ii) an employee’s willful misconduct or gross negligence which is injurious to the company, any of its affiliates (whether financially, reputationally or otherwise); (iii) a material breach by an employee of the employee’s fiduciary duty or duty of loyalty to the company or its affiliates; (iv) an employee’s unauthorized removal from the premises of the company or an affiliate of any document (in any medium or form) relating to the company or an affiliate, or the customers of the company or an affiliate other than in the good faith performance of the employee’s duties; or (v) the indictment or a plea of nolo contendere by an employee of any felony or other serious crime involving moral turpitude. Good Reason will be defined in the EIP generally to mean an employee’s termination of employment on account of: (x) a material diminution in an employee’s base salary or target bonus, other than a decrease of less than 10% that applies to employees generally of the company or its affiliates; (y) a relocation of an employee’s primary work location by more than 50 miles; or (z) for employee’s with an officer title of vice president or above on the date of grant, ceasing to have an officer title of vice president or above with the company or its affiliates (regardless of whether it is an elected position), in each case without the employee’s prior written consent; provided that, within 90 days following the first occurrence of any of such event, the employee delivers written notice to the company of his or her intention to terminate his or her employment for good reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the employee’s right to terminate employment for good reason, the company or its affiliate shall not have cured such circumstances within 30 days following the company’s receipt of such notice and the employee resigns within 60 days of the end of the cure period.

following a change of control, any unvested portion of the award will be fully vested

Vesting of Performance Vested Awards

Each time a New Equity Investor sells any of their securities in Group Sarl for cash a percentage of the performance vested awards will vest in accordance with the applicable schedule set forth on Annex I equal to the product of (1) the number of the securities in Group Sarl that the New Equity Investor sold for cash at such time divided by the total number of securities in Group Sarl held by all the New Equity Investors on the completion date and (2) the “Cumulative Percentage of Individual Performance Award Vested” based on the per share “multiple of money” (“MoM”) achieved by the New Equity Investor in such sale as detailed in Annex I (with no catch-up for unearned amounts). In the event that the New Equity Investors make additional investments following the completion date, the board will in good faith adjust the percentage in (1) above

Vesting of the performance vested awards for a termination without cause or a resignation for good reason will be based on the Fair Market Value (“FMV”)[5] on the date of termination with performance measured against the standard performance multiples (i.e., Schedule 3 on Annex I)

[5]

FMV will be determined by an independent third-party appraiser selected by the company, without giving effect to any discounts for minority ownership or lack of marketability and without any control premium or change of control premium.

If there is an IPO, 20% of the performance vested awards will be eligible to vest annually (in accordance with the applicable schedule set forth on Annex I) based on MoM (after giving effect to vesting of performance vested awards) implied by the average stock price during the prior three months. Vesting will start on the first anniversary of the completion date of the transaction, following the end of the New Equity Investors’ lock-up period for the IPO (provided, that if such anniversary is more than six months after the end of the lock-up period, vesting will start on the six-month anniversary of the end of the lock-up period), with a catch-up for all tranches (or portions thereof) that would have vested had the performance vested award vested 20% on each anniversary of the completion date

Post-Employment Exercisability	Vested options will remain exercisable for one year following the executive’s death or disability, for one year following a termination without cause or a resignation for good reason and for 90 days following a resignation without good reason, provided that the exercise period will be extended (but not beyond the option term) if the company is not permitted to do a net physical settlement

Company’s Right to Purchase EIP Securities from Holder (a Call Right)

Upon termination for cause or, prior to the fifth anniversary of the completion date, resignation without good reason: (a) Group Sarl (or the New Equity Investors) can call (or cause to be called), at its discretion, EIP Securities at the lower of (i) the price paid therefor by the relevant individual and (ii) FMV; and (b) all outstanding EIP Awards are automatically cancelled without payment or any further obligation

Upon a termination without cause, with good reason, without good reason after the fifth anniversary of the completion date, death or disability, Group Sarl can call (or cause to be called), at its discretion: (a) the EIP Securities at FMV; and (b) the vested EIP Awards at spread value based on the then existing FMV

Call rights will terminate upon the occurrence of an IPO or a change of control

Unvested EIP Awards	Unvested EIP Awards will be forfeited automatically upon termination of employment for any reason

Anti-dilution	The EIP Awards will be subject to customary adjustments for share splits, recapitalizations, extraordinary dividends and other similar events. No adjustments for additional stock issuances for consideration

Restrictive Covenants

Subject to local law limitations, recipients of EIP Awards will be subject to customary non-compete and non-solicit covenants to be applicable during the period of employment and for 6 months following termination of employment and to a customary confidentiality covenant

For this purpose, “Competition” means engaging in any activities on behalf of (a) any Microsoft, Google, AOL, QQ/Tencent or Yahoo business/division whose primary offering is IM/chat, or video or voice calling over the internet (the “Competing Business”); or (b) Gizmo5, Tokbox or Jajah or any substantially similar stand-alone company whose primary offering is the Competing Business; or (c) any provider of conventional voice telecommunication services such as British Telecom, France Telecom or AT&T. With respect to (a) above, the recipient will not be deemed to be providing services to a business/division whose primary offering is the Competing Business if the recipient (i) is employed by an entity in a supervisory position where less than 15% of the annual revenues (on the date of hire) under the recipient’s supervision is generated from the Competing Business; (ii) is a director of an entity whose annual revenues from the Competing Business is less than 15% of the entity’s total annual revenues or (iii) owns compensatory equity or less than 1% interest (in stock or profits and/or capital interests) of an entity of a Competing Business

Shareholders Agreement:

Management Partnership	It is currently contemplated that the option will allow holders to acquire an equity interest in the company and that, upon any exercise of the option prior to an IPO, management will hold their interest in the company through a passive aggregating management partnership entity and will be subject to a customary partnership agreement

Transfer Restrictions	EIP Securities are not transferable at any time except (a) as approved by Group Sarl or (b) pursuant to the piggyback registration rights and the tag-along and drag-along rights/obligations set forth below

Transfer restrictions will expire upon an IPO but the transfer of any EIP Securities will be subject to any lock-up or similar restrictions that the underwriters may impose

Piggyback Registration Rights	From and after the IPO, except to the extent required by any underwriter, holders of EIP Securities will be entitled to request that such securities be covered by the registration statement on substantially the same terms and conditions as the securities to be offered and sold by the other New Equity Investors

Drag Along/Tag -Along Right/Obligation

If requested by the holders of more than 50% of the outstanding securities in Group Sarl, holders of EIP Securities will be required to sell their equity interests in Group Sarl to a third party purchaser in a transaction constituting a change of control on a pro rata basis on the same terms and conditions as the proposed transferring investors

If any investor in Group Sarl proposes to sell securities in Group Sarl representing more than 5% of the then outstanding shares of the applicable class, holders of EIP Securities will have the right to tag-along on the sale of such equity interests in Group Sarl in such transaction on a pro rata basis on the same terms and conditions as the proposed transferring investor

Tag-along and drag-along rights/obligations terminate upon the occurrence of an IPO

Other Restrictions	EIP Securities will be subject to such other restrictions as may be imposed under the shareholders or similar agreement

Annex I

Performance Option Vesting Schedule*

Blended	(Schedule 1)(b)	(Schedule 2)(c)	(Schedule 3)(d)
Fully Diluted MoM Achieved by New Equity Investors(a)	Cumulative Percentage of Individual Performance Award Vested	Cumulative Percentage of Individual Performance Award Vested	Cumulative Percentage of Individual Performance Award Vested

1.0x	22.7273%	22.7273%	22.7273%

1.5x	45.4545%	39.7727%	34.0909%

2.0x	68.1818%	56.8181%	45.4545%

2.5x	90.9091%	73.8636%	56.8182%

3.0x	100%	90.9091%	68.1818%

3.5x	100%	95.4545%	79.5455%

4.0x	100%	100%	90.9091%

4.5x	100%	100%	95.4545%

5.0x	100%	100%	100%

(a)

After giving effect to vesting of EIP performance awards. An investor’s return will be based on (i) the actual cash sale proceeds received per share relative to (ii) (1) if the investors do not invest any additional money after the completion date, the amount per share the investors paid for the shares and (2) if the investors do invest additional money after the completion date, the blended average cost such investor has in its shares.[6] Notwithstanding the foregoing, if the New Equity Investors contribute $200 million of cash or more to the company after the completion date in order for the company to acquire another business entity within the three years prior to the event triggering the vesting of the performance award (the “Additional Investment”), then (1) the MoM return received will be measured proportionately based on the New Equity Investors’ total cash investment in their shares of the company less their Additional Investment (the “Remaining Investment”), relative to their total cash investment in their shares of the company, and the Additional Investment, relative to their total cash investment in their shares of the company and (2) the board will in good faith assign the cumulative return from the event triggering the vesting of the performance award to the Additional Investment and the Remaining Investment, after consultation with the Chief Executive Officer (the rate of return for the Additional Investment will be measured against Schedule 1 if the Additional Investment occurs within the 2 years prior to such event or Schedule 2 if the Additional Investment occurs in the third year prior to such event and the MoM return for the Remaining Investment will be measured against the schedule set forth above that corresponds to the date of the event).

(b)	Schedule 1 applies for sales (or post-IPO deemed sales) prior to the 2nd anniversary of the completion date

[6]	For this purpose, Joltid will be deemed to have a cost basis in its shares equal to the cash it invests plus an additional amount equal to the amount it would have cost to purchase 10.5% of the shares of the company.

(c)	Schedule 2 applies for sales (or post-IPO deemed sales) between 2nd & 3rd anniversaries of the completion date
(d)	Schedule 3 applies to all other scenarios
*	If the per share MoM achieved by the New Equity Investor falls between the amounts shown above, the vesting of performance vested awards will be appropriately adjusted to a percentage determined by linear interpolation between the respective amounts shown.